ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement dated as of August 29, 1997, from George H. Fancher, Jr., d/b/a Fancher Oil Company ("Assignor") to Eastern Star Holdings Inc. ("Assignee"),

                                    RECITALS

A. Assignor is a party to those certain Participation Agreements in letter form both dated April 23, 1997, as amended by acceptance letters dated April 29, 1997, all between Assignor and Slawson Exploration Company, Inc. d/b/a Donald C. Slawson Exploration Company, Inc., within the State of California ("Slawson") (as so amended, the "Agreements"). These Agreements cover rights to be earned by Assignor in Slawson's Fiji and Bali Prospects in Yolo and Solano Counties, California.

B. Assignor desires to assign to Assignee and Assignee desires to receive from Assignor, and to assume all of Assignor's obligations under, the Agreements.

                           ASSIGNMENT AND ASSUMPTION

     IN CONSIDERATION of the above Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     1. Assignment. Assignor hereby transfers, sells, assigns, and conveys all of its right, title, and interest in and to the Agreements to Assignee and its predecessors and assigns.

     2. Assumption. Assignee hereby accepts all of Assignor's right, title, and interest in and to the Agreements, and agrees to perform all of Assignor"s obligations thereunder, and to indemnify and hold harmless Assignor from any and all costs, expenses, liabilities, and claims arising out of performance of said Agreements after the date of this Assignment and Assumption.

     3. Agreement. This Assignment and Assumption Agreement is in furtherance of that certain agreement dated as of August 27, 1997, between Assignor and Assignee. All terms, conditions, representation, warranties, and covenants set forth in such agreement are incorporated into this agreement as if fully set forth herein.


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     4.   Counterparts. This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original and all of which taken together shall constitute one and the same instrument.

     5. Governing Law. This Assignment and Assumption Agreement shall be deemed to be an agreement made under the laws of the State of Colorado and for all purposes shall be governed by and construed in accordance with such laws without regard to conflict of law provisions.

     EXECUTED as of the date first above written.

                                        GEORGE H. FANCHER, JR., d/b/a
                                        FANCHER OIL COMPANY



                                        -------------------------------------
                                        George H. Fancher, Jr.


                                        EASTERN STAR HOLDINGS, INC.



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                                        Title:

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